Exhibit 10.24
CERTAIN INFORMATION HAS BEEN OMITTED OR REDACTED FROM THE VERSION OF THIS EXHIBIT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO PROTECT PERSONAL PRIVACY

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of this 1st day of January 2024 (“Effective Date”) by and between Artivion, Inc., on its own behalf and on behalf of its affiliates (collectively, “Artivion”), and D. Ashley Lee, a resident of the State of Georgia (“Consultant”).

WHEREAS, Artivion desires to engage the Consultant to provide the Services (defined below); and

WHEREAS, Consultant desires to provide the Services to Artivion.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by both parties, including the promises and covenants and releases contained herein, the parties agree as follows:

1.Consulting Relationship. The relationship of Artivion and Consultant established by this Agreement is that of independent contractor, and nothing contained in this Agreement shall be deemed or construed by the parties or by any third party as creating any other type of relationship. Consultant will not have, or purport to have, the right, authority, or power to enter into contracts or commitments on behalf of Artivion, and any such contracts or commitments entered into by Consultant will not be binding on Artivion. Consultant agrees not to claim any rights with respect to any employee benefits that Artivion may extend to its employees, including without limitation disability or unemployment insurance, Workers Compensation insurance, medical insurance, sick leave or any other employment benefit.

2.Consulting Services. Consultant will use his best efforts in performing the services as set forth in Appendix A attached hereto (the “Services”) and shall be available, as is reasonably possible, when called upon by Artivion for meetings or discussions.

3.Representations. Consultant will (i) aid and assist in Artivion’s efforts in performing the Services and (ii) refrain from damaging, orally or in writing, Artivion’s goodwill in any manner or form. Artivion will refrain from damaging, orally or in writing, Consultant’s relationships with its other clients or Consultant’s goodwill in any manner or form.

4.Compensation.

a.During the term of this Agreement, Artivion will pay Consultant a monthly consulting fee for Services performed as set forth in Appendix A attached hereto for a period of twelve (12) months. Such monthly fee shall be $41,250.00 and shall be paid, less appropriate taxes and withholding, no later than the first Friday after the end of the month in which such Services shall be performed. Sums paid pursuant to this paragraph shall be an off-set against any sums subsequently owed to the Consultant pursuant to any other arrangement, including any change in control agreement, if applicable. Such sums, however, shall not be off-set by any sums Mr. Lee may earn through another consulting arrangement or employment so long as such employment or consulting in not in competition with the Company (absent a waiver by the Company).

b.A payment, to be paid promptly upon execution of this agreement, of $50,000.00 in Transitional Expenses to cover such expenses as continued COBRA coverage for one year, as well as the differential in the increase in taxes between employee and consulting payroll taxes for the payments set forth in paragraph 4a) above.
c.Artivion agrees to reimburse Consultant for any expense which is reasonably incurred by Consultant in connection with Consultant’s performance of the Services, provided the nature and amount of such expense has been expressly approved in advance in writing by Artivion prior to any expenses being incurred and further provided that the Consultant provides receipts for all expenses which must be billed at cost. If applicable, it is expected that air travel will be in comfort class only and moderately priced hotels will be used, except that in the case of travel outside of North America, Consultant may travel business class. Consultant agrees to keep accurate records and to submit such statements and records as Artivion may request.

5.     Term, Termination. This Agreement will commence as of the Effective Date and will continue for twelve (12) months, unless otherwise agreed in writing. This Agreement may not be terminated by either party except for a material breach of any provision of this Agreement.

The term of this Agreement will not discharge the rights and obligations of the parties that accrued prior to the effective date of such termination. Within thirty (30) days after the termination or expiration of this Agreement, Consultant will send a final invoice to Artivion for payment in accordance with this Agreement; however, Consultant, may, if appropriate, send a subsequent invoice for reimbursement of expenses it actually incurred during the term of this Agreement, but for which it did not receive a receipt in time for inclusion in its final invoice.

6.     Trade Secrets and Confidential Information. During the term of this Agreement and thereafter, Consultant will not, without the express written consent of Artivion, directly or indirectly, communicate or divulge to, or use for its own benefit or for the benefit of any other person, firm, association, or corporation, any of Artivion’s or its subsidiaries’, affiliates’, divisions’ or partners’ confidential information, which includes, but is not limited to, all personal information, ideas, discoveries, designs, inventions, improvements, patents, trademarks, service marks, trade secrets, know-how, manufacturing processes and equipment, product formulae, design specifications, FDA filings, field assurance information, patient information (if applicable), complaint history, internal investigations, writings and other works of authorship, financial information, accounting information, marketing plans, customer lists, customer or business data, business plans or methods, and the like, which relate in any manner to proprietary data or other confidential information (“Confidential Information”) communicated to or otherwise learned or acquired by Consultant during its relationship with Artivion, except that Consultant may disclose Confidential Information to the extent that: (a) Artivion directs Consultant to do so in the course of its consulting relationship with Artivion; (b) the Confidential Information becomes part of the public domain through no act or omission of Consultant; (c) Consultant can document that it already lawfully possessed the Confidential Information on a non-confidential basis prior to its receipt from Artivion; (d) a court or other governmental body of competent jurisdiction requires such disclosure; or (e) Consultant has employed, at his own expense and with Artivion’s prior written consent, the services of a sub-contractor to work on the Services and has subjected that sub-contractor in writing to a non-disclosure agreement at least as restrictive as this Agreement. Consultant will not use Confidential Information in any way or in any capacity other than as Artivion’s consultant and to further Artivion’s interests during the term of this Agreement. All written information, drawings, documents, and materials prepared in the course of Consultant’s supplying its services to Artivion will be the property of Artivion and will be delivered to Artivion by Consultant, whenever requested by Artivion. Artivion will have the exclusive right to use all of the information and technology supplied by Consultant in connection with Consultant’s providing of the Services contemplated in this Agreement.

7.     Notices. Any written notice required hereunder must be deemed given in writing and delivered by hand, overnight courier, mailed or electronically delivered (certified or registered, return receipt requested) properly addressed with postage prepaid to the following address of each party, or to such other address as may hereafter be designated in writing by such party to the other party:

As to Artivion:         Attn: Jean Holloway, General Counsel
1655 Roberts Blvd., NW, Kennesaw, GA 30144
Email: legal@artivion.com

As to Consultant:         D. Ashley Lee
[REDACTED]
[REDACTED]
Email: [REDACTED]

8.     Counterparts; Signatures. This Agreement may be executed in several counterparts and all counterparts so executed will constitute the agreement of the parties. Digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, email, PDF, Adobe image, or jpeg) of signatures will constitute original signatures for all purposes of this Agreement and any enforcement of this Agreement.

9.     Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign or transfer this Agreement or any rights hereunder without first obtaining the written consent of the other party, which shall not be unreasonably withheld.

10.     Separability, Waivers. The terms and conditions of this Agreement are separable. Any term or provision of this Agreement that is held invalid by a court of competent jurisdiction will not affect the validity or enforceability of the remaining terms and conditions of this Agreement. The waiver by either party of any breach, or a party’s failure to enforce any term of this Agreement will not be deemed to affect, limit, or waive that party’s right thereafter to require compliance with the terms and conditions of this Agreement.

11.     Entire Agreement, Modification. This Agreement constitutes the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all other prior and contemporaneous understandings whether oral or written, of the parties in connection herewith; provided, however, that this Agreement does not supersede prior confidentiality or nondisclosure agreements and understandings between the parties. This Agreement may not be modified or amended, except by a written amendment signed by both parties hereto.

12.     Applicable Law. All controversies and disputes arising out of or under this Agreement will be determined pursuant to the laws of the State of Georgia, regardless of applicable principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CONSULTANT By: /s/ D. Ashley Lee Name: D. Ashley Lee Title: Consultant Date: _12/31/2023_______________	ARTIVION, INC. By: /s/ J. Patrick Mackin Name: J. Patrick Mackin Title: Chairman, President and Chief Executive Officer Date: 01/02/2024

APPENDIX A

Services
Consultant will perform the following services as requested by Artivion (the “Services”):
•Consultant will provide advice and expertise as reasonably requested by either the Chair of the Artivion, Inc. Audit Committee, the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the Chief Accounting Officer, and any other member of senior management authorized to make such requests by the Chair of the Audit Committee or the Chief Executive Officer. Such services shall include, if requested, assistance and cooperation in any legal or regulatory matter after Consultant’s Retirement Date with the Company.